 DATED MAY 11, 2006

 FILED PURSUANT TO RULE 433

 REGISTRATION NO. 333-124310

 CATERPILLAR FINANCIAL SERVICES CORPORATION

 MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2009

 SUBJECT
FINAL PRICING DETAILS

 Issuer:
Caterpillar Financial Services Corporation

 Title of Securities:
Medium-Term Notes, Series F, Floating Rate Notes Due 2009

 Ratings:
A2/A

 Format:
SEC Registered-Registration Statement Number 333-124310

 Trade Date/Pricing Effective Time:
May 11, 2006

 Settlement Date (Original Issue date):
May 18, 2006

 Maturity Date:
May 18, 2009

 Principal Amount:
$500,000,000

 Price to Public (Issue Price):
100.00%

 All-in-price:
99.850%

 Net Proceeds to Issuer:
$499,250,000

 Interest Rate Basis:
3 Month USD LIBOR

 Spread (Plus or Minus):
+ 6 basis points (0.06%)

 Interest Rate Calculation
USD LIBOR determined on Interest Determination Date plus the Spread

 Interest Reset Periods and Dates
Quarterly on the 18th of each February, May, August and November prior to the Maturity Date, subject to Modified Following Business Day convention

 Interest Determination Dates:
Quarterly, two London Business Days prior to each Interest Reset Date

 Interest Payment Dates:
Interest will be paid quarterly on the 18th of each February, May, August and November of each year, commencing August 18, 2006, and ending on the Maturity Date

 Day Count Convention:
Actual/360

 Denominations:
Minimum denominations of $1000 with increments of $1000 thereafter

 Bookrunners:
Goldman, Sachs & Co. (50%)

Citigroup (50%)

 CUSIP:
14912L3B5

 This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.